T. Rowe Price Multi-Sector Account Portfolios, Inc. 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Multi-Sector Account Portfolios, Inc., of our reports dated April 21, 2026, relating to the financial statements and financial highlights, which appear in the T. Rowe Price Mortgaged-Backed Securities Multi-Sector Account Portfolio’s Certified Shareholder Reports on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 24, 2026